Exhibit 10.4

FLUX POWER HOLDINGS, INC.

ANNUAL CASH BONUS PLAN

(Adopted November 5, 2020)

1. Background. Your Board of Directors (“Board”) believes that the long-term success of Flux Power Holdings, Inc. (the “Company”) depends, in part, on its ability to recruit and retain outstanding individuals as employees and to furnish these employees maximum incentive to improve operations and increase profits. Your Board also believes it is important to align compensation of officers and eligible employees with the interests of the Company’s shareholders. In accordance with this belief, your Board, upon recommendation of the Compensation Committee (“Committee”) of the Board (comprised of independent outside directors), has unanimously adopted the Flux Power Holdings, Inc. Annual Cash Bonus Plan (the “Plan”). This Plan is effective for fiscal year 2021 and each fiscal year thereafter (“Plan Year”).

2. Goal. The goal of the Plan is to link an employee’s compensation to the financial success of the Company. The intent is to encourage participants to think, act and be rewarded like owners, and to seek out and undertake initiatives that continuously improve the performance of the Company.

3. Eligibility. Executive officers and all employees (other than part-time employees and temporary employees) are eligible to participate in the Plan (“Participants”).

In order to be eligible to participate in the Plan for a Plan Year, an employee (including executive officers) must be an active regular employee of the Company for its subsidiary whose Employment Start Date (as defined below) is June 30 of the Plan Year or earlier. Employees who are not expressly classified by the Company or its subsidiary as “regular” employees, such as temporary or contract employees and interns, are not eligible to be Participants. For the purpose of this Plan, “Employment Start Date” means the first business day on which a Participant is an active regular employee of the Company or its subsidiary.

In order to be eligible to receive a cash incentive (“Bonus”) for a Plan Year, a Participant must (i) continue to be an active regular employee of the Company or its subsidiary in good standing from the date his/her participation in the Plan commences for the Plan Year until the date the Bonus is paid for the Plan Year (except as provided in Paragraph 8), and (ii) act in accordance with the Company’s Code of Conduct, compliance policies and procedures, and those of the Participant’s employer, and applicable laws and regulations during the Plan Year.

4. Bonus Pool. For each Plan Year, the Committee, in its sole discretion, will establish an aggregate amount of allocable Bonus under the Plan (“Bonus Pool”) which may be established before, during or after the applicable Plan Year. Bonuses will be allocated from the Bonus Pool.

5. Performance Criteria. The Committee will, in its sole discretion, determine the performance goals applicable to a bonus during a Plan Year (“Performance Criteria”). The Performance Criteria may be on the basis of any such factors the Committee determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. Performance Criteria may be measured over the period of time determined by the Committee in its sole discretion. The Performance Criteria may differ from Participant to Participant and from Bonus to Bonus. Failure to meet the Performance Criteria will result in a failure to earn the Bonus, except as otherwise determined by the Committee. As determined by the Committee, the Performance Criteria may be based on GAAP or non-GAAP results and any actual results may be adjusted by the Committee for one-time items, unbudgeted or unexpected items, acquisition-related activities or changes in applicable accounting rules when determining whether the Performance Criteria have been met, and any such adjustments shall not be deemed adverse to any Participant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

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6. Administration. For a particular Plan Year, the Committee must approve the Targets, performance measure computation adjustments, and any other conditions within the Relevant Time Period. At the end of each Plan Year, but before Plan incentives may be paid, the Committee must certify in writing that Targets and other conditions have been satisfied. The Committee does not have the discretion to increase the amount of any Bonus under this Plan for the Executive Officers. The Board may amend or terminate the Plan effective for future fiscal years.

7. Bonus Payments. Each Bonus will be paid in cash in a single lump sum, unless otherwise determined by the Committee. The Bonus target is the percentage of Base Salary (as defined below) to be paid out at 100% achievement of the applicable Performance Criteria. Bonuses may be weighted based on individual performance and Company performance. Bonuses can provide for payout above target for performance in excess of the applicable Performance Criteria or below target for performance below the applicable Performance Criteria. “Base Salary” means with respect to each Participant eligible for a Bonus, the amount of base salary or base fees actually earned and paid to the Participant during the applicable Eligibility Period, excluding (i) bonuses, commissions, overtime premium, or the value of any equity securities, or any employee benefits or other compensation paid to the Participant (e.g., 401(k) plan employer match), and (ii) any compensation paid to the Participant in respect of any inactive employment by the Company (e.g., a leave of absence from the Company).

8. Time of Payment. Any Bonus payment shall be made in the first quarter of the fiscal year following the fiscal year in which the applicable bonus is earned (but no later than September 15 of the year following the year in which the applicable Bonus is earned). If a Participant’s employment is terminated before a scheduled Bonus payment date, the former employee will not be entitled to receive that Bonus payment or any subsequent bonus payment, unless the Participant’s termination was caused by death, or permanent disability, in which case, that Participant (or estate, in the event of the Participant’s death) will be entitled to receive all bonus payments for the previous Plan Year on the scheduled payment date.

9. Restriction on Payments. Notwithstanding anything to the contrary set forth herein, no Bonus payment shall be made to any Participant if such payments would result in the Company’s breach of or default under any terms of loan agreement, credit agreement, promissory note, bond or debenture to which the Company or its subsidiary thereof is a party.

10. Repayment, Forfeiture. After the Committee certifies that Targets and other conditions have been satisfied as described above, no adjustments will be made to reflect any subsequent change in accounting, the effect of federal, state or municipal taxes later assessed or determined, or otherwise. Notwithstanding the foregoing, the Company reserves the right to, and in appropriate cases, will seek recovery of all or any portion of Bonus payments made if (i) the amount of the Bonus payment was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements; (ii) the Participant engaged in intentional misconduct that caused or partially caused the need for such a restatement; and (iii) the amount of the Bonus payment that would have been awarded to a Participant would have been lower than the amount actually awarded had the financial results been properly reported. Further, the Company is not limited in its power to take other actions as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.

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11. Participant’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

12. Nonassignability. A Participant shall have no right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Company may be required to garnish amounts from payments due under the Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

13. Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment or continued engagement between the Company or its subsidiary and the Participant. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or its subsidiary or to interfere with the right of the Company or its subsidiary to discipline or discharge the Participant at any time for any or no reason, with or without notice (subject to applicable law). The Participant’s employment (if applicable) with the Company or its subsidiary remains at will (subject to applicable law).

14. Withholding of Taxes. Bonus payments will be subject to income and employment tax withholdings as required by applicable law.

15. Section 409A. To the extent any payment under the Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for another exemption from Section 409A. To the extent that any provision of the Plan is ambiguous as to its exemption from or compliance with Section 409A, the provision will be read in such a manner that the applicable payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. Each Participant acknowledges and agrees that the Company and its subsidiary make no representations with respect to the application of Code Section 409A to any Cash incentive and other tax consequences to any payments under the Plan and, by the acceptance of any Cash incentive , the Participant agrees to accept the potential application of Code Section 409A and the other tax consequences of any payments made pursuant to the Plan.

16. Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17. Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

18. Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of California without regard to its conflicts of laws principles.

19. Successors. The provisions of the Plan shall bind and inure to the benefit of the Company, all Participants, and their successors in interest.

20. Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

21. Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any earned but unpaid award will be paid in the event of the Participant’s death. Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate.

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